Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FAST RADIUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	457(c)	14,643,920(2)	$0.67(3)	$9,811,426.40	$0.0000927	$909.52
Total Offering Amounts					$9,811,426.40	$0.0000927	$909.52
Total Fees Previously Paid							—
Total Fee Offsets(3)							—
Net Fee Due							$909.52
(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Consists of 14,643,920 shares of our common stock, par value $0.0001 per share, that have been or may be issued to Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“Lincoln Park”) pursuant to a purchase agreement between Fast Radius, Inc. and Lincoln Park dated May 11, 2022.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s Common Stock on August 19, 2022, as reported on The Nasdaq Stock Market LLC.